                                                                    Exhibit 99.1

[GRAPHIC]
                            FOX ENTERTAINMENT GROUP
================================================================================
N E W S  R E L E A S E
--------------------------------------------------------------------------------
For Immediate Release                       Contact: Andrew Butcher 212 852 7070

Fox Entertainment Group Appoints Ernst & Young As Auditor

=========================

New York, NY, April 17, 2002 -- Fox Entertainment Group, Inc. today announced that its Board of Directors, with the concurrence of its Audit Committee, has appointed Ernst & Young to replace Arthur Andersen as the Company's independent auditors for the year ended June 30, 2002.

The appointment of Ernst & Young was made after careful consideration by the Audit Committee, the Board of Directors and management of the Company, and concludes a thorough evaluation process. The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During its tenure as the Company's independent auditors, Arthur Andersen has provided many years of quality service and has demonstrated a high level of professionalism.

Fox Entertainment Group, Inc. (NYSE: FOX), 85.3% owned by The News Corporation Limited, is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox had total assets as of December 31, 2001 of approximately US$24.3 billion and total annual revenues of approximately US$9 billion. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programs.

For more information about Fox Entertainment Group, please visit www.fox.com
                                                                 -----------




      ---------------------------------------------------------------------
        1211 AVENUE OF THE AMERICAS * NEW YORK, NEW YORK 10036 * fox.com